Macy’s, Inc. Reports First Quarter 2022 Results and Raises Earnings Guidance

Comparable sales up 12.8% on an owned basis and up 12.4% on an owned-plus-licensed basis

Diluted EPS of $0.98 and Adjusted diluted EPS of $1.08

Increased financial flexibility through a number of financing transactions

Repurchased $600 million of shares under $2 billion share repurchase program

Reaffirmed annual sales guidance and raised Adjusted diluted EPS guidance

NEW YORK—May 26, 2022— Macy’s, Inc. (NYSE: M) today reported financial results for the first quarter of 2022 and updated its annual guidance.

“Our company delivered solid results in the first quarter despite a challenging operating environment. We delivered strong earnings, beating our estimates, and sales that were in line with our expectations. While macroeconomic pressures on consumer spending increased during the quarter, our customers continued to shop. We saw a notable shift back to occasion-based apparel and in-store shopping, as well as continued strength in sales of luxury goods. Our omnichannel ecosystem, which spans the value spectrum, has supported our ability to flex our wide assortment of categories, products and brands to capture consumer demand despite the volatile environment,” said Jeff Gennette, chairman and chief executive officer of Macy’s, Inc. “As we look ahead to the rest of 2022, we remain focused on our customers and the successful execution of our Polaris long-term growth strategy. We believe that the efficiencies we built into our business enable us to navigate through the current uncertain macro environment.”

First Quarter Highlights

Comparisons are to first quarter 2021 unless noted otherwise. Comparisons to 2019 are provided, where appropriate, to benchmark performance given the impact of the pandemic in 2020.

•	Diluted earnings per share of $0.98 and Adjusted diluted earnings per share of $1.08.
o	This compares to diluted earnings per share of $0.32 and Adjusted diluted earnings per share of $0.39.

•	Comparable sales up 12.8% on an owned basis and up 12.4% on an owned-plus-licensed basis.

•	Digital sales increased 2% year-over-year while increasing 34% versus the first quarter of 2019.
o	Digital penetration was 33% of net sales, a 4-percentage point decline from the first quarter of 2021, but a 9-percentage point improvement over the first quarter of 2019.

•	Highlights of the company's nameplates include:
o	Macy’s comparable sales were up 10.7% on an owned basis and up 10.1%, on an owned-plus-licensed basis.
▪	Approximately 44.4 million active customers shopped the Macy’s brand, on a trailing twelve-month basis, which was a 14% increase compared to the prior year.
▪	Star Rewards program members made up approximately 69% of the total Macy's brand owned-plus-licensed sales on a trailing twelve-month basis, up approximately 6 percentage points versus the prior year.
▪	Consumer shopping behaviors shifted during the quarter to more occasion-based apparel. As a result, dresses, women’s shoes, accessories and men’s tailored had strong sales performance.

▪	For Macy’s omnichannel markets, more than 88% of the markets with stores saw omnichannel sales growth over the first quarter of 2021 levels.
o	Bloomingdale’s comparable sales on an owned basis were up 28.1% and on an owned-plus-licensed basis were up 26.9%.
▪	Approximately 4.0 million active customers shopped the Bloomingdale’s brand, on a trailing twelve-month basis, which was a 21% increase over the prior year.
▪	The company continued to see strong performance from luxury throughout the first quarter.
▪	Results were driven by strong sales of dresses, men's tailored, men's and women's contemporary apparel and luggage.
o	Bluemercury comparable sales were up 25.2% on an owned and owned-plus-licensed basis.
▪	The company continued to build on its momentum and saw strong sales performance during the quarter.
▪	Results were driven by the increase in store traffic, better-than-expected growth in its private brands and the increase in demand for color in lip, face and eye categories.

•	Inventory turnover, on a trailing twelve-month basis, increased 9% over 2021 and 18% over 2019.
o	Inventory was up 17% year-over-year and down 10% versus 2019.
o

Inventory performance was impacted by the downshift in consumer demand from active/casual and soft home categories to accelerated demand at occasion-based apparel, coupled with the loosening in supply chain constraints resulting in a higher percentage of receipts than expected.

o	The company believes that its pricing science and disciplined buying behavior puts it in a position to navigate the dynamic environment.

•	Gross margin for the quarter was 39.6%, up from 38.6% in the first quarter of 2021.
o	Merchandise margin improvement was largely due to higher average unit retail driven by lower promotions on regular price merchandise, ticket price increases and category mix.
o	Delivery expense as a percent of net sales decreased 50 basis points, due to decreased digital penetration.

•	Selling, general and administrative (“SG&A”) expense of $1.9 billion, a $131 million increase.
o	SG&A expense as a percent of sales was 35.1%, an improvement of 200 basis points.
o	The quarter benefited from expense leverage in conjunction with growing sales driven by disciplined expense management.

•	Net credit card revenue of $191 million, up $32 million.
o	Represented 3.6% of sales, 20 basis points higher than the prior year period.
o	Performance driven by better-than-expected bad debt levels and higher sales.

Financial Highlights

All amounts in millions except percentages and per share figures	First Quarter
	2022	2021
Net sales	$5,348	$4,706
Comparable Sales
Owned	12.8%
Owned plus licensed	12.4%
Net Income	$286	$103
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$676	$454
Diluted earnings per share (EPS)	$0.98	$0.32
Adjusted Net income	$315	$126
Adjusted EBITDA	$684	$473
Adjusted Diluted EPS	$1.08	$0.39

Capital Allocation

During the first quarter, Macy’s, Inc. took the following actions to boost its liquidity and financial flexibility as well as return capital to shareholders:

•	On March 8, 2022, the collateral securing the company’s second lien notes was automatically released and all of the company’s long-term debt is now unsecured.
•

Using the proceeds from the issuance of $850 million in new unsecured notes along with cash on hand, Macy’s, Inc. redeemed approximately $1.1 billion of near-term debt that was originally maturing in 2023 and 2024. The net result of the issuance and redemptions is an approximately $300 million reduction to total long-term debt. As a result, the company does not have any material debt maturities for the next 5 years.

•	The company amended its asset-based credit facility, including extending the maturity of the $3 billion facility to March 2027.
•

In addition, the company repurchased $600 million of shares under its newly authorized $2 billion share repurchase program, which does not have an expiration date, and paid $45 million in dividends to shareholders.

“We believe that our first quarter performance reflects the durability of the Polaris strategy. The actions we took in the quarter to boost our liquidity and increase our financial flexibility provides us a long runway to invest further in our transformation, navigate the unprecedented macroeconomic environment and return capital to shareholders,” said Adrian Mitchell, chief financial officer of Macy’s, Inc. “As we move into the rest of this year, we have confidence in our ability to flex and pivot quickly in this dynamic environment.”

Additionally, at its last meeting, Macy’s board of directors declared a regular quarterly dividend of 15.75 cents per share on Macy’s, Inc. common stock, payable July 1, 2022, to shareholders of record at the close of business on June 15, 2022.

2022 Guidance

Despite the uncertainty within the macroeconomic environment, the company is reaffirming its annual 2022 sales guidance and raising its earnings guidance to account for first quarter 2022 share repurchases as well as improved expectations for credit card revenue. The company believes this guidance appropriately reflects its strategic positioning and the associated risks within this environment. The full update to guidance can be found in the presentation posted to macysinc.com/investors.

	Guidance as of May 26, 2022	Guidance as of February 22, 2022
Net sales	$24,460 million to $24,700 million Flat to up 1.0% growth versus 2021	$24,460 million to $24,700 million Flat to up 1.0% growth versus 2021
Adjusted EBITDA as a percent of sales	11.2% - 11.7%	11.0% - 11.5%
Adjusted diluted earnings per share (reflecting first quarter share repurchases)	$4.53 - $4.95	$4.13 - $4.52

Conference Call and Webcasts

A webcast of Macy's, Inc.’s call with analysts and investors to report its first quarter 2022 sales and earnings will be held today (May 26, 2022) at 8:00 a.m. ET.  Macy’s, Inc.’s webcast, along with the associated presentation, is accessible to the media and general public via the company's website at www.macysinc.com/investors. Analysts and investors may call in on 1-800-458-4121, passcode 8403658. A replay of the conference call and slides can be accessed on the website or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call. Additional information on Macy’s, Inc., including past news releases, is available at www.macysinc.com/pressroom.

The company will participate in a fireside chat at the Evercore ISI Consumer and Retail Conference at 8:00 a.m. ET on Tuesday, June 7, 2022. Media and investors may access a live audio webcast of the presentation at www.macysinc.com/investors. A replay of the webcast will also be available on the company’s website.

Important Information Regarding Financial Measures

Please see the final pages of this news release for important information regarding the calculation of the company’s non-GAAP financial measures.

About Macy’s, Inc.

At Macy’s, Inc. (NYSE: M), we are a trusted source for quality brands at great values from off-price to luxury. Across our iconic nameplates, including Macy’s, Bloomingdale’s and Bluemercury, we help our customers express their unique style and celebrate special moments, big and small. Headquartered in New York City, we operate one of retail’s largest e-commerce businesses integrated with a nationwide footprint to deliver the most convenient and seamless shopping experience. Our purpose is to create a brighter future with bold representation – so we can realize the full potential of every one of us. For more information, visit macysinc.com.

Forward-Looking Statements

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including the effects of the COVID-19 pandemic on Macy's customer demand and supply chain, as well as its consolidated results of operation, financial position and cash flows, Macy’s ability to successfully implement its Polaris strategy, including the ability to realize the anticipated benefits within the expected time frame or at all, conditions to, or changes in the timing of proposed real estate and other transactions, prevailing interest rates and non-recurring charges, the effect of potential changes to trade policies, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet and catalogs and general consumer spending levels, including the impact of the availability and level of consumer debt, possible systems failures and/or security breaches, the potential for the incurrence of charges in connection with the impairment of intangible assets, including goodwill, Macy’s reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, regional or global health pandemics, and regional political and economic conditions, the effect of weather, inflation, labor shortages, the amount and timing of future dividends and share repurchases and other factors identified in documents filed by the company with the Securities and Exchange Commission, including under the captions “Forward-Looking Statements” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended January 29, 2022. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media – Carolyn Ng Cohen

media@macys.com

Investors - Mike McGuire

investors@macys.com

MACY’S, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended April 30, 2022		13 Weeks Ended May 1, 2021
		% to		% to
	$	Net sales	$	Net sales

Net sales	$5,348		$4,706

Credit card revenues, net	191	3.6%	159	3.4%

Cost of sales	(3,231)	(60.4%)	(2,889)	(61.4%)

Selling, general and administrative expenses	(1,879)	(35.1%)	(1,748)	(37.1%)

Gains on sale of real estate	42	0.8%	6	0.1%

Impairment, restructuring and other costs	(8)	(0.1%)	(19)	(0.4%)

Operating income	463	8.7%	215	4.6%

Benefit plan income, net	7		15

Interest expense, net	(47)		(79)

Losses on early retirement of debt	(31)		(11)

Income before income taxes	392		140

Federal, state and local income tax expense (Note 2)	(106)		(37)

Net income	$286		$103

Basic earnings per share	$1.01		$0.33

Diluted earnings per share	$0.98		$0.32

Average common shares:
Basic	283.5		311.6
Diluted	290.7		318.6

End of period common shares outstanding	269.7		311.0

Supplemental Financial Measures:
Gross Margin (Note 3)	$2,117	39.6%	$1,817	38.6%
Depreciation and amortization expense	$206		$224

MACY’S, INC.

Consolidated Balance Sheets (Unaudited) (Note 1)

(millions)

	April 30, 2022	January 29, 2022	May 1, 2021

ASSETS:

Current Assets:

Cash and cash equivalents	$672	$1,712	$1,798

Receivables	233	297	205

Merchandise inventories	4,956	4,383	4,230

Prepaid expenses and other current assets (Note 4)	372	366	1,007

Total Current Assets	6,233	6,758	7,240

Property and Equipment – net	5,601	5,665	5,798

Right of Use Assets	2,736	2,808	2,853

Goodwill	828	828	828

Other Intangible Assets – net	434	435	436

Other Assets	1,140	1,096	927

Total Assets	$16,972	$17,590	$18,082

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current Liabilities:

Short-term debt	$—	$—	$294

Merchandise accounts payable	2,865	2,222	2,545

Accounts payable and accrued liabilities	2,456	3,086	2,616

Income taxes	222	108	63

Total Current Liabilities	5,543	5,416	5,518

Long-Term Debt	2,994	3,295	4,558

Long-Term Lease Liabilities	3,030	3,098	3,166

Deferred Income Taxes	968	983	868

Other Liabilities	1,159	1,177	1,297

Shareholders' Equity	3,278	3,621	2,675

Total Liabilities and Shareholders’ Equity	$16,972	$17,590	$18,082

MACY’S, INC.

Consolidated Statements of Cash Flows (Unaudited) (Notes 1 and 5)

(millions)

	13 Weeks Ended April 30, 2022	13 Weeks Ended May 1, 2021
Cash flows from operating activities:
Net income	$286	$103
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment, restructuring and other costs	8	19
Depreciation and amortization	206	224
Benefit plans	5	10
Stock-based compensation expense	13	11
Gains on sale of real estate	(42)	(6)
Deferred income taxes	(17)	(43)
Amortization of financing costs and premium on acquired debt	2	8
Changes in assets and liabilities:
Decrease in receivables	65	71
Increase in merchandise inventories	(573)	(457)
Increase in prepaid expenses and other current assets	(13)	(56)
Increase in merchandise accounts payable	639	674
Decrease in accounts payable and accrued liabilities	(424)	(114)
Increase in current income taxes	122	75
Change in other assets and liabilities	(29)	(25)
Net cash provided by operating activities	248	494
Cash flows from investing activities:
Purchase of property and equipment	(171)	(61)
Capitalized software	(90)	(38)
Disposition of property and equipment	73	8
Other, net	(6)	17
Net cash used by investing activities	(194)	(74)
Cash flows from financing activities:
Debt issued	850	500
Debt issuance costs	(21)	(9)
Debt repaid	(1,139)	(503)
Debt repurchase premium and expenses	(29)	(12)
Dividends paid	(45)	—
Decrease in outstanding checks	(126)	(276)
Acquisition of treasury stock	(584)	—
Net cash used by financing activities	(1,094)	(300)
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,040)	120
Cash, cash equivalents and restricted cash beginning of period	1,715	1,754
Cash, cash equivalents and restricted cash end of period	$675	$1,874

MACY’S, INC.

Consolidated Financial Statements (Unaudited)

Notes:

(1)

As a result of the seasonal nature of the retail business, the results of operations for the 13 weeks ended April 30, 2022 and May 1, 2021 (which do not include the Christmas season) are not necessarily indicative of such results for the fiscal year.

(2)

The income tax expense of $106 million and $37 million, or 27.1% and 26.3% of pretax income, for the 13 weeks ended April 30, 2022 and May 1, 2021, respectively, reflect a different effective tax rate as compared to the company’s federal income tax statutory rate of 21%.  The income tax effective rates for the 13 weeks ended April 30, 2022 and May 1, 2021 were impacted primarily by the effect of state and local taxes and the realization of deferred tax assets associated with the vesting and cancellation of certain stock-based compensation awards.

(3)	Gross margin is defined as net sales less cost of sales.

(4)	Prepaid expenses and other current assets as of May 1, 2021 included an income tax receivable of $520 million.

(5)	Restricted cash of $3 million and $76 million have been included with cash and cash equivalents for the 13 weeks ended April 30, 2022 and May 1, 2021, respectively.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures provide users of the company's financial information with additional useful information in evaluating operating performance.  Management believes that providing supplemental changes in comparable sales on an owned plus licensed basis, which includes adjusting for the impact of comparable sales of departments licensed to third parties, assists in evaluating the company's ability to generate sales growth, whether through owned businesses or departments licensed to third parties, and in evaluating the impact of changes in the manner in which certain departments are operated.  Earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which the company believes provides meaningful information about its operational efficiency by excluding the impact of changes in tax law and structure, debt levels and capital investment.  In addition, management believes that excluding certain items from EBITDA, net income and diluted earnings per share that are not associated with the company’s core operations and that may vary substantially in frequency and magnitude from period-to-period provides useful supplemental measures that assist in evaluating the company's ability to generate earnings and to more readily compare these metrics between past and future periods.

The company does not provide reconciliations of the forward-looking non-GAAP measures of adjusted EBITDA, diluted earnings per share and comparable sales on an owned plus licensed basis to the most directly comparable forward-looking GAAP measures because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP.  Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company's financial position, results of operations or cash flows and should therefore be considered in assessing the company's actual and future financial condition and performance.  Additionally, the amounts received by the company on account of sales of departments licensed to third parties are limited to commissions received on such sales.  The methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures.  As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

(All amounts in millions except percentages and per share figures)

Changes in Comparable Sales

	Comparable Sales vs. 13 Weeks Ended May 1, 2021

	Macy's, Inc.	Macy's	Bloomingdale's	bluemercury

Increase in comparable sales on an owned basis (Note 6)	12.8%	10.7%	28.1%	25.2%

Impact of departments licensed to third parties (Note 7)	(0.4%)	(0.6%)	(1.2%)	0.0%

Increase in comparable sales on an owned plus licensed basis	12.4%	10.1%	26.9%	25.2%

Notes:

(6)

Represents the period-to-period percentage change in net sales from stores in operation during the 13 weeks ended April 30, 2022 and the 13 weeks ended May 1, 2021. Such calculation includes all digital sales and excludes commissions from departments licensed to third parties.  Stores impacted by a natural disaster or undergoing significant expansion or shrinkage remain in the comparable sales calculation unless the store, or material portion of the store, is closed for a significant period of time. Definitions and calculations of comparable sales may differ among companies in the retail industry.

(7)

Represents the impact of including the sales of departments licensed to third parties occurring in stores in operation throughout the year presented and the immediately preceding year and all online sales in the calculation of comparable sales.  The company licenses third parties to operate certain departments in its stores and online and receives commissions from these third parties based on a percentage of their net sales.  In its financial statements prepared in conformity with GAAP, the company includes these commissions (rather than sales of the departments licensed to third parties) in its net sales.  The company does not, however, include any amounts in respect of licensed department sales (or any commissions earned on such sales) in its comparable sales in accordance with GAAP (i.e., on an owned basis).  The amounts of commissions earned on sales of departments licensed to third parties are not material to its net sales for the periods presented.

MACY’S, INC.

Important Information Regarding Non-GAAP Financial Measures

(All amounts in millions except percentages and per share figures)

Non-GAAP financial measures, excluding certain items below, are reconciled to the most directly comparable GAAP measure as follows:

•	EBITDA and adjusted EBITDA are reconciled to GAAP net income.
•	Adjusted net income is reconciled to GAAP net income.
•	Adjusted diluted earnings per share is reconciled to GAAP diluted earnings per share.

EBITDA and Adjusted EBITDA

	13 Weeks Ended April 30, 2022	13 Weeks Ended May 1, 2021

Net income	$286	$103

Interest expense, net	47	79

Losses on early retirement of debt	31	11

Federal, state and local income tax expense	106	37

Depreciation and amortization	206	224

EBITDA	676	454

Impairment, restructuring and other costs	8	19

Adjusted EBITDA	$684	$473

Adjusted Net Income and Adjusted Diluted Earnings Per Share

	13 Weeks Ended April 30, 2022		13 Weeks Ended May 1, 2021
	Net Income	Diluted Earnings Per Share	Net Income	Diluted Earnings Per Share

As reported	$286	0.98	$103	$0.32

Impairment, restructuring and other costs	8	0.03	19	0.06
Losses on early retirement of debt	31	0.11	11	0.03
Income tax impact of certain items identified above	(10)	(0.04)	(7)	(0.02)

As adjusted to exclude certain items above	$315	$1.08	$126	$0.39